CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Reports dated January 28, 2023 relating to the balance sheets of Pro Music Rights, Inc. as of December 31, 2020 and 2021, and as of June 30, 2022, and the related statements of operations, changes in stockholders’ Equity, and cash flows for the years then ended, and the related notes to the financial statements.

We also consent to the reference to us under the heading “Experts” in this registration.

Amjad N I Abu Khamis

January 28, 2023

Certified Public Accountant, NH 08224 CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com